NEVADA GOLD ANNOUNCES THIRD QUARTER RESULTS

HOUSTON, March 12, 2007 -- Nevada Gold & Casinos, Inc. (AMEX:UWN) today announced financial results for the third quarter ended January 28, 2007.

For the third quarter of fiscal 2007, net revenues increased to $3.8 million compared to $2.9 million in the third quarter of fiscal 2006. The net loss for the third quarter of fiscal 2007 was $1.5 million compared to a net loss of $0.8 million in the third quarter of fiscal 2006. The net loss per diluted common share was $0.12, compared to net loss per diluted common share of $0.06 in the prior year period.

Robert Sturges, Chief Executive Officer of Nevada Gold & Casinos, Inc., commented, “We have taken several key steps in executing our operating initiatives and in positioning the company for the future. Most recently, we accepted a cash buyout for all of River Rock’s remaining credit enhancement fees, generating net proceeds to us of $8.1 million, which enhanced our financial flexibility. We are very committed to disposing non-core assets, as evidenced by our decision to retain an auctioneer to assist us in divesting our 260-acre parcel of land in Black Hawk. We remain focused on reducing costs throughout the organization and on building our Native American consulting services business. We also revised American Racing’s business plan to improve operating performance. While it may take some time for our initiatives to take hold and have a measurable impact on our financial results, we are optimistic about the progress we are making and about Nevada Gold’s prospects for growth.”

Financial Results

For the third quarter of fiscal 2007, net revenues increased to $3.8 million compared to $2.9 million in the third quarter of fiscal 2006. The revenue increase was primarily due to a $0.5 million increase in enhancement fees, and a $0.3 million increase in net revenues from the Colorado Grande Casino-Cripple Creek.

Operating expenses decreased to $3.5 million from $3.8 million. The decrease reflects lower operating costs related to Colorado Grande, decreased legal expenses and decreased corporate expenses despite recording one time expenses of $100,000 for employee search fees and $205,000 of severance costs related to headcount reductions made at the corporate offices during the quarter.

The Company's equity in earnings from Isle of Capri-Black Hawk (IC-BH), the Company's joint venture with Isle of Capri Casinos, was $0.6 million for the third quarter ended January 28, 2007, compared to $0.5 million a year ago. IC-BH's third quarter adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”), was $10.0 million in the third quarter of fiscal 2007 compared to $10.8 million in the prior year period. A reconciliation of EBITDA to operating income is provided in the attached financial statements. The Company’s equity in earnings from American Racing resulted in a loss of $2.1 million during the third quarter, primarily due to pre-opening expenses related to the Tioga Downs and Vernon Downs projects. Excluding the impact of American Racing’s loss, the Company’s net loss for the third quarter of fiscal 2007 would have been $164,000.

The Company also recorded a $250,000 gain related to the termination of our development agreement with the Muscogee Nation - Tulsa during the third quarter of fiscal 2007.

The net loss for the third quarter of fiscal 2007 was $1.5 million compared to a net loss of $0.8 million in the third quarter of fiscal 2006. The net loss per diluted common share was $0.12, compared to net loss per diluted common share of $0.06 in the prior year period. The net loss per diluted common share in the third quarter of fiscal 2007 included the following significant items:

Net loss as reported	($0.12)
American Racing Pre-Opening Expenses	$0.05
Severance and search fees	$0.02
Muscogee termination fee	($0.01)
Adjusted net loss per diluted share	($0.06)

Diluted weighted average common shares outstanding in the third quarter were 12.9 million compared to 13.0 million in the prior year period.

Recent Events

On March 5, 2007, the Company announced that Dry Creek Casino, LLC, in which Nevada Gold owns a 69% interest, had reached an agreement with the River Rock Entertainment Authority to accept a cash buyout of $11.35 million for all remaining credit enhancement fees. Nevada Gold’s portion of the cash buyout was approximately $8.1 million. Under the terms of the Original Agreement, credit enhancement fees were payable to Dry Creek Casino, LLC, for a period of five years, commencing June 1, 2003, and ending on May 31, 2008. In exercising its buy-out option, the River Rock Entertainment Authority would have had to pay a fixed monthly payment over the number of months remaining in the Original Agreement. Both parties agreed to a cash buyout in lieu of the fixed monthly payments. On a go forward basis our revenue is going to decrease by approximately $2.0 million quarterly.

On February 22, 2007, Nevada Gold announced it engaged Sheldon Good & Company, one of the country’s leading real estate auction firms, to develop a real estate auction strategy for the approximately 260 acres of land it owns in Gilpin County near Black Hawk, Colorado. Nevada Gold expects Sheldon Good & Company to recommend a course of action by the end of April.

On March 8, 2007, the Company repaid a $3.3 million note that was classified as a current portion of long-term debt.

Earnings Conference Call and Webcast

The Company will discuss third quarter financial results via a conference call to be held at 9:00 ET on Monday, March 12, 2007. To access the webcast, please visit www.nevadagold.com and click on ‘Investor Relations’ and then ‘Events.’ The dial-in number for the call is 877-704-5380; please call approximately 10 minutes in advance to ensure that you are connected prior to the presentation. A replay of the call will be available until March 19, 2007 by dialing 888-203-1112; password 3041813.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate,” “believe,” “expect,” “future,” “intend,” “plan,” and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional Indian gaming and other projects. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

About Nevada Gold & Casinos

Nevada Gold & Casinos, Inc. (AMEX:UWN) of Houston, Texas is a developer, owner and operator of gaming facilities and lodging entertainment facilities in Colorado, California, and New York. The Company owns a 43% interest in the Isle of Capri-Black Hawk LLC, which owns Isle of Capri-Black Hawk and Colorado Central Station, both of which are in Black Hawk, Colorado. Colorado Grande Casino in Cripple Creek, Colorado is wholly owned and operated by Nevada Gold. The Company owns a 25% interest in the Tioga Downs Racetrack & Vernon Downs Racetrack in New York State and has a management contract for both facilities. The Company also works with Native American tribes in a variety of capacities. Native American projects consist of a casino to be built in Pauma Valley, California for the La Jolla Band of Luiseño Indians and a casino to be developed by Buena Vista Development Company, LLC in the city of Ione, California for Buena Vista Rancheria of Me-Wuk Indians. For more information, visit www.nevadagold.com.

Nevada Gold & Casinos, Inc.
Consolidated Balance Sheets

	January 28,	April 30,
	2007	2006
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$1,478,677	$4,296,154
Restricted cash	1,050,000	--
Accounts receivable	1,005,836	940,177
Accounts receivable - affiliates	227,186	499,999
Other current assets	423,726	428,532
Total current assets	4,185,425	6,164,862

Investments in unconsolidated affiliates	36,241,271	35,691,747
Investments in development projects	4,734,144	6,876,527
Notes receivable - affiliates	3,521,066	3,637,099
Notes receivable - development projects	19,336,380	22,667,272
Goodwill	5,462,918	5,462,918
Property and equipment, net of accumulated depreciation
of $1,126,820 and $622,876 at January 28, 2007 and
April 30, 2006, respectively	2,241,546	2,580,093
Deferred tax asset	5,678,620	1,460,722
Other assets	4,476,498	3,601,850
Total assets	$85,877,868	$88,143,090

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,123,079	$1,550,405
Accrued interest payable	--	41,737
Other accrued liabilities	278,935	358,159
Guaranty liabilities	4,610,000	--
Long-term debt, current portion	6,164,555	7,051,845
Total current liabilities	12,176,569	9,002,146

Long-term debt, net of current portion	55,022,923	53,414,815
Deferred income	11,359	406,632
Other liabilities	749,652	157,633
Total liabilities	67,960,503	62,981,226

Commitments and contingencies	--	--

Minority interest	246,200	278,674

Stockholders' equity:
Common stock, $0.12 par value per share; 25,000,000
shares authorized; 13,935,330 and 13,912,330 shares
issued and 12,939,130 and 12,970,330 shares outstanding
at January 28, 2007 and April 30, 2006, respectively	1,672,240	1,669,479
Additional paid-in capital	18,438,720	18,122,632
Retained earnings	7,774,979	14,873,589
Treasury stock, 996,200 and 942,000 shares at January 28,
2007 and April 30, 2006, respectively	(10,216,950)	(9,781,669)
Accumulated other comprehensive income (loss)	2,176	(841)
Total stockholders' equity	17,671,165	24,883,190
Total liabilities and stockholders' equity	$85,877,868	$88,143,090

Nevada Gold & Casinos, Inc.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Nine Months Ended
	January 28,	Janaury 22,	January 28,	Janaury 22,
	2007	2006	2007	2006
Revenues:
Casino	$1,417,141	$1,083,053	$4,608,249	$4,359,820
Food and beverage	246,647	237,657	1,000,966	1,216,868
Other	32,111	26,508	102,510	96,698
Management fee	27,056	--	124,200	--
Credit enhancement fee	2,304,796	1,810,540	6,458,342	5,463,961
Gross revenues	4,027,751	3,157,758	12,294,267	11,137,347
Less promotional allowances	(263,949)	(236,664)	(944,491)	(1,169,321)
Net revenues	3,763,802	2,921,094	11,349,776	9,968,026

Expenses:
Casino	428,364	626,851	1,238,340	2,152,800
Food and beverage	118,335	215,882	599,306	690,093
Marketing and administrative	753,523	542,968	2,348,391	1,483,035
Facility	74,740	85,546	246,251	189,506
Corporate expense	1,581,033	1,615,425	4,868,959	4,226,455
Legal expense	270,388	400,027	1,223,604	874,952
Depreciation and amortization	276,183	246,100	812,685	461,927
Write-off of notes receivable related to
Native American gaming projects	--	--	3,171,958	--
Write-off of project development cost	15,000	--	388,100	--
Other	22,301	28,918	74,710	76,568
Total operating expenses	3,539,867	3,761,717	14,972,304	10,155,336
Operating income (loss)	223,935	(840,623)	(3,622,528)	(187,310)
Non-operating income (expenses):
Earnings (loss) from unconsolidated affiliates	(1,411,615)	428,118	(3,812,476)	5,686,882
Interest expense, net	(948,707)	(559,985)	(2,720,960)	(1,347,639)
Gain on sale of marketable securities	11,849	105,374	48,646	105,374
Gain on termination of development contract	249,894	--	249,894	--
Minority interest	(460,092)	(363,403)	(1,286,831)	(981,379)
Income (loss) before income
tax (expense) benefit	(2,334,736)	(1,230,519)	(11,144,255)	3,275,928
Income tax (expense) benefit	845,320	465,124	4,045,646	(1,169,235)
Net income (loss)	$(1,489,416)	$(765,395)	$(7,098,609)	$2,106,693

Per share information:
Net income (loss) per common share - basic	$(0.12)	$(0.06)	$(0.55)	$0.16
Net income (loss) per common share -
diluted	$(0.12)	$(0.06)	$(0.55)	$0.16

Basic weighted average number of shares
outstanding	12,937,427	13,028,525	12,937,004	12,946,118
Diluted weighted average number of shares
outstanding	12,937,427	13,028,525	12,937,004	13,690,800

Isle of Capri Black Hawk, L.L.C.
Comparative Financial Highlights on Continuing
(In thousands)

	Three Months Ended		Nine Months Ended
	January 28, 2007	January 22, 2006	January 28, 2007	January 22, 2006

Net Revenue (1)	$34,787	$38,347	$113,904	$117,335
Adjusted EBITDA (2)	$9,962	$10,803	$31,203	$35,706
Adjusted EBITDA Margin % (3)	28.6%	28.2%	27.4%	30.4%

Isle of Capri Black Hawk, L.L.C.
Reconciliation of Adjusted EBITDA to Net Income
(In thousands)

	Three Months Ended		Nine Months Ended
	January 28, 2007	January 22, 2006	January 28, 2007	January 22, 2006

Adjusted EBITDA	$9,962	$10,803	$31,203	$35,706
Depreciation and amortization	3,976	3,554	11,921	9,873
Interest expense, net	3,675	2,783	11,118	8,706
Management fee	1,584	1,764	5,118	5,445
Loss on extinguishment of debt	-	2,110	-	2,110
Other Income	-	(119)	-	(1,135)
Income tax benefit	(663)	(431)	(2,107)	(628)
Net income	$1,390	$1,142	$5,153	$11,335

Net income margin % (4)	4.0%	3.0%	4.5%	9.7%

(1) Net revenues are presented net of complimentaries, slot points expense and cash coupon redemptions.

(2) EBITDA is "earnings before interest, income taxes, depreciation and amortization." Adjusted EBITDA was calculated by adding preopening expense, management fees and non-cash items to EBITDA. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies. Management uses Adjusted EBITDA as the primary measure of the properties' performance. Adjusted EBITDA should not be construed as an alternative to net income, as an indicator of the Company's operating performance; or as an alternative to any other measure determined in accordance with U.S. generally accepted accounting principles. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayment, which are not reflected in Adjusted EBITDA. Also, other gaming companies that report Adjusted EBITDA information may calculate Adjusted EBITDA in a different manner than the Company. Adjusted EBITDA Margin % is calculated by dividing Adjusted EBITDA by net revenue. Reconciliations of Adjusted EBITDA to net income are included in the financial schedules above accompanying this press release.

(3) Adjusted EBITDA margin % was calculated by dividing adjusted EBITDA by net revenue.

(4) Net income margin % was calculated by dividing net income by net revenue.

CONTACT:  Nevada Gold & Casinos, Inc.
Robert B. Sturges
(713) 621-2245

Integrated Corporate Relations
Don Duffy
(203) 682-8200